UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2008

MEDIA SCIENCES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Allerman Road, Oakland, New Jersey 07436

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 677-9311

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

The information reported in Item 3.02 of this report is incorporated into this Item 1.01 by reference.

Item 3.02  Unregistered Sales of Equity Securities

On September 24, 2008, in a transaction deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, we entered into an agreement for the sale of $1.25 million in convertible notes with two accredited investors, MicroCapital Fund, LP and MicroCapital Fund, Ltd. We issued three year notes in the aggregate principal amount of $1.25 million, bearing interest at 10% payable quarterly and convertible into shares of our common stock at $1.65 per share. We also issued five year warrants to purchase 387,787 shares of our common stock at $1.65 per share. We also issued three year warrants allowing the note holders to purchase, on substantially the same terms and conditions as the issued notes and warrants, (i) additional convertible notes in the aggregate principal amount of up to $1.25 million and (ii) additional five year warrants to purchase up to 387,787 shares of our common stock at $1.65 per share. After a specified time period, the three year warrants may be callable, subject to the warrant holders’ right to exercise, if certain criteria are met, including that the closing sale price per share of our common stock equals or exceeds a certain price per share for at least 24 trading days within a 30 trading day period. We agreed to register the resale of the shares of common stock underlying the securities. We intend to use the proceeds to fund capital expenditure and working capital requirements associated with our China based manufacturing operations.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1*	Purchase Agreement
10.2*	Form of Convertible Note
10.3*	Form of Series A Warrants
10.4*	Form of Series B Warrants
10.5*	Form of Series C Warrants
10.6*	Registration Rights Agreement
99.1	Press Release, dated September 24, 2008 (Incorporated by reference to Exhibit 99.1 of Form 8-K filed on September 25, 2008)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: September 30, 2008	By: /s/ Kevan D. Bloomgren
Kevan D. Bloomgren
Chief Financial Officer

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